Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

HUK 77 Limited,

HUK 76 Limited,

Systemax Netherlands B.V.

and

Systemax Europe S.à.r.l.

___________________________________________________________________

Dated:  March 24, 2017
___________________________________________________________________

SCHEDULES

Disclosure Schedule

Schedule of Restricted Cash

Schedule 3.2(c)(xi)	-	Schedule of Resigning Directors and Officers

Schedule 3.2(c)(xii)	-	Description of France Restructuring

Schedule 7.2(a)(iv)	-	Specifically Indemnified Matters

EXHIBITS

Exhibit A	-	Accounting Principles

Exhibit B	-	Agreement of Parent

Exhibit C	-	NL Note

Exhibit D	-	WStore Europe S.A.S. Trademark License (from Purchaser entity)

Exhibit E	-	Misco Germany, Inc. et al Trademark Conveyance Agreement (to Purchaser entity)

Exhibit F	-	Transition Services Agreement

Exhibit G	-	UK Property Guaranty and Indemnity Agreement (Wellingborough Property)

Exhibit H	-	UK Third Party Mortgage/Legal Charge

Exhibit I	-	Seller 5% Equity Documentation (Articles of Association of HUK 77)

Exhibit J	-	Loan Agreement between Purchaser and Debtco

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 24, 2017, by and among HUK 77 Limited , a limited liability company organized under the laws of England and Wales(“Purchaser”), HUK 76 Limited, a limited liability company organized under the laws of England and Wales (“Debtco”)Systemax Netherlands, B.V., a private limited liability corporation organized and existing under the laws of the Netherlands having its corporate seat in Amsterdam, The Netherlands, having its office address at Herengracht 500, 1017 CB Amsterdam, The Netherlands, registered with the Dutch trade register under number 67872158  (“Seller”), and Systemax Europe S.à.r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg, having its registered office at 46, boulevard Grande Duchesse Charlotte, L-1330 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B 166136 (the “Company”).  Capitalized terms used but not defined herein are defined in Article 1.

A.          Seller owns all of the issued and outstanding equity interests in the Company (the “Equity Interests”).

B.          Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of Seller’s right, title and interest in and to the Equity Interests on the terms and conditions set forth herein (the “Transaction”).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS

1.1          Definitions.  As used in this Agreement, the following terms have the meanings indicated:

“Accounting Principles” means the accounting principles and methodologies set forth on Exhibit A attached hereto.

“Acquired Companies” means, collectively, the Company and the following direct and indirect subsidiaries of the Company:  Systemax Business Services K.F.T.; Misco UK Limited; Simply Technologies Limited; WStore UK Limited; Systemax Italy S.R.L.; Misco Iberia Computer Supplies S.L.; Misco AB; Global Direct Mail B.V.; and Misco Solutions B.V.; and “Acquired Company” means any of the Acquired Companies, individually.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with that other Person. For purposes of this definition, a Person “controls” another Person if that Person possesses, directly or indirectly, the power to direct the management and policies of that other Person, whether through ownership of voting securities, by Contract or otherwise and “controlled by” and “under common control with” have similar meanings.

“Agreement” has the meaning set forth in the Preamble.

“Agreement of Parent” means the Agreement of Parent between Parent and Purchaser, dated as of the date hereof, a copy of which is attached hereto as Exhibit B.

“Benefit Plans” has the meaning set forth in Section 4.23(a).

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions are authorized or required by Legal Requirement in California, New York or the Grand Duchy Luxembourg or in London, UK to be closed.

“Cash” means all cash and cash equivalents other than Restricted Cash.

“Certifications” has the meaning set forth in Section 4.7.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash” means all Cash of the Acquired Companies at the Effective Time, determined on a consolidated basis in accordance with the Accounting Principles.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing DPO” means the Acquired Companies’ days payables outstanding as of the Effective Time, determined on a consolidated basis in accordance with the Accounting Principles.

“Closing DSO” means the Acquired Companies’ days sales outstanding as of the Effective Time, determined on a consolidated basis in accordance with the Accounting Principles.

“Closing Indebtedness” means all Indebtedness of the Acquired Companies immediately prior to the Closing other than, without duplication, (i) Indebtedness evidenced by the NL Note, (ii) the Sweden Loan and any guaranties thereof, and (iii) the Initiative Funding Balance.

“Company” has the meaning set forth in the Preamble.

“Company Contracts” means all Contracts to which an Acquired Company is a party or may be bound or receive benefits.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by any Acquired Company, but excluding the Retained Intellectual Property.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction in which any Acquired Company does business, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contract” means any agreement, contract, arrangement, commitment or undertaking of any nature (whether written or oral).

“Credit Support Guarantees” has the meaning set forth in Section 6.2.

“Damages” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; provided, however, that “Damages” shall not include punitive or exemplary damages except to the extent actually awarded to a third party.

“Disclosure Schedule” has the meaning set forth in Article 4.

“Dispute Notice” has the meaning set forth in Section 2.4(b).

“Dormant Acquired Companies and Dissolved Companies” means, collectively: Simply Technologies Limited; WStore UK Limited; Misco Ireland Limited; Systemax EMEA Technology Group Limited and any other direct or indirect subsidiary of the Company that has been wound-up or dissolved prior to the Closing Date.

 “EDR” means the electronic data room established by Seller with Merrill Corporation for the Transaction.

“Effective Time” means 11:59 P.M. (local time, in each jurisdiction in which the Acquired Companies are located) on the Closing Date.

“Employees” means the employees of the Acquired Companies.

“Employee Benefit Plan” means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programs, arrangements or practices relating to the current or former directors, officers or Employees of an Acquired Company maintained, sponsored or funded by an Acquired Company, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered under which an Acquired Company may have any Liability.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, title retention agreement or arrangement, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unlimited liability company or joint stock company) or unincorporated organization, works council, labor union or other entity.

“Environmental Claim” means any claim, action, cause of action, suit, Proceeding, investigation, order, demand or notice (written or oral) by any Person alleging potential Liability (including, without limitation, potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of, or exposure to, any Materials of Environmental Concern due to the acts or omissions of an Acquired Company at any location, owned or operated by an Acquired Company at any time or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law by an Acquired Company.

“Environmental Laws” means all federal, national, state, provincial, territorial, local and foreign Legal Requirements relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, Legal Requirements relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, and (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources.

“Equity Interests” has the meaning set forth in the Recitals.

“Seller 5% Equity Documentation” shall mean the articles of association of the Purchaser dated as of the date hereof, a copy of which is attached hereto as Exhibit I.

“Estimated Closing Payment” has the meaning set forth in Section 2.3.

“Final Closing Payment” has the meaning set forth in Section 2.4(c).

“Final Statement” has the meaning set forth in Section 2.4(a).

“Fundamental Representations” has the meaning set forth in Section 7.1.

 “France Business” means the assets, operations and business conducted at the date hereof, and/or currently contemplated to be conducted, by WStore Europe S.A.S, and its subsidiaries, including as contemplated hereby to be conducted after the Closing.

“France Restructuring” means the transactions described in Schedule 3.2(c)(xii).

“Governmental Approval” means any (i) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement or (ii) right under any Contract with any Governmental Authority.

“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, national, provincial, territorial, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal), (iv) multinational organization or body or (v) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

 “Indebtedness” means, without duplication, all (i) obligations of the Acquired Companies for borrowed money, (ii) indebtedness of the Acquired Companies evidenced by notes, bonds, debentures or other debt securities, (iii) indebtedness of the types described in clauses (i) and (ii) guaranteed, directly or indirectly, in any manner by the Acquired Companies, (iv) payment obligations under any interest rate swap agreements or interest rate hedge agreements to which an Acquired Company is party, (v) the amount of any written claims for performance or payment made by the beneficiary of any guarantees, letters of credit, performance bonds, sureties and/or similar obligations of any kind or nature issued by or on behalf of an Acquired Company in connection with any customer Contracts or proposals, (vi) intercompany accounts, payables or loans of any kind or nature owed by any Acquired Company to any Affiliate of an Acquired Company which is not itself an Acquired Company, (vii) unpaid Seller Transaction Expenses, (ix) obligations of any Acquired Company as lessee under a lease that is required to be treated as a capital lease in accordance with the Accounting Principles, and (viii) interest owed with respect to the indebtedness referred to above and prepayment premiums or fees related thereto.

“Indemnitee” means a party entitled to indemnification pursuant to Article 7.

“Indemnitor” means a party obligated to provide indemnification pursuant to Article 7.

“Independent Accounting Firm” has the meaning set forth in Section 2.4(b).

“Initiative Funding Balance” mean the aggregate dollar amount of cash infusions that Seller or its Affiliates have made into the Acquired Companies between December 12, 2016 and the Closing Date to fund initiatives or projects of the Acquired Companies, together with simple interest accruing at a rate of 3.5% per annum from the date of each cash infusion through the Closing Date.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are  required for the exercise of, any of the foregoing, however arising, pursuant to the Legal Requirements of any jurisdiction in which the Company does business, whether registered or unregistered, including any and all (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill associated with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing, (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the Acquired Companies’ content found thereon and related thereto, and URLs, (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights, (iv) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein and (v) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

“Knowledge of Seller” means, with respect to any fact or matter,  the actual knowledge after reasonable inquiry of the following persons: Larry Reinhold, Tex Clark, Eric Lerner, Robert Baker, Tom Axmacher, and Bob Gordon.

“Leased Real Property” has the meaning set forth in Section 4.20(b).

 “Legal Requirement” means any federal, state, national, provincial, territorial, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, or has been, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and, policies, guidelines, notices and protocols of any Governmental Authority, in any of the foregoing cases (i) prior to the date hereof and (ii) to the extent that they have the force of law.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with the Accounting Principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Loan Agreement” shall mean those financing arrangements set forth in the loan agreement  between Debtco and Purchaser attached as Exhibit J hereto, pursuant to which Debtco shall provide to Purchaser the funding referenced in Section 6.7 hereof,

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or is  reasonably likely to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Acquired Companies, taken as a whole, or the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to (i) general economic or political conditions (ii) conditions generally affecting the industries in which an Acquired Company operates, (iii) any changes in financial or securities markets in general (including changes in interest rates or the availability of credit financing, or changes in exchange rates), (iv) acts of war (whether or not declared), armed hostilities, national emergency, sabotage or terrorism, or the escalation or worsening thereof, (v) any action or omission to act required or permitted by this Agreement or done at the written request of Purchaser, (vi) any changes in applicable Laws, Legal Requirements or generally accepted accounting principles, (vii) the entry into, public announcement, pendency or completion of the transactions contemplated by this Agreement (including without limitation any impact on customers or employees except as specifically set forth elsewhere in this Agreement), and/or any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of or related to this Agreement (viii) the existence and/or eventual outcome and/or consequences of any of the Specifically Indemnified Matters (ix) any failure by any Acquired Company to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, including without limitation those presented to Purchaser dated December 19-20, 2016, and/or ongoing adverse economic performance consistent with such presentation (it being understood that this clause (ix) shall not prevent a party from asserting that any fact, change, event, occurrence, circumstance or effect that may have contributed to such failure independently constitutes a Material Adverse Effect); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely  to occur only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Acquired Companies, taken as a whole compared to other participants in the industries in which the Acquired Companies conduct their businesses.

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Material Cost” means a reasonably anticipated cost to Purchaser and the Acquired Companies of more than $500,000.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that are reasonably likely to  have a material adverse effect on human health, reproduction or the environment.

 “Name Change Certificates” shall mean executed certificates of amendment to the certificates of incorporation or other organizational documents of any Acquired Company and each subsidiary of an Acquired Company using the name “Systemax”, as applicable, changing their respective names to names dissimilar to the “Systemax” trade name, and executed  amendments to names consistent with the preceding in the states or provinces where any Acquired Company or subsidiary of an Acquired Company is qualified to do business or has any pending application(s) to so qualify, all of which shall be filed pursuant to Section 6.4 (collectively “Name Change Certificates”).

“NL Note” means the Promissory Note issued by Misco Solutions B.V., one of the Acquired Companies, in favor of Parent, dated the date hereof, a copy of which is attached hereto as Exhibit C.

“Notice of Claim” has the meaning set forth in Section 7.5(a).

“Order” means any (i) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, inspection, report, audit, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel or (ii) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Owned Real Property” has the meaning set forth in Section 4.20(a).

“Parent” means Systemax Inc., a Delaware corporation.

“Payoff Letters” has the meaning set forth in Section 3.2(c)(v).

“Permitted Encumbrances” means any (i) Encumbrances disclosed on the Financial Statements or a Schedule hereto, (ii) statutory, common or civil law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Financial Statements, (iii) statutory liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Financial Statements or (iv) liens against specific assets arising under (x) sales contracts or commercial letters of credit to purchase products and (y) equipment leases with third parties entered into in the ordinary course of business.

“Person” means any individual, Entity or Governmental Authority.

“Personal Property Leases” means leases or similar Contracts pursuant to which the Company leases personal property.

“Personally Identifiable Information” means any specific and unique information relating to an identified or identifiable natural person, such as name, postal address, email address, telephone number, date of birth, social security number (or its equivalent), driver’s license number, account number, credit or debit card number, identification number, health or medical information (including medical account numbers).

“Pre-Closing Tax Period” means a taxation year or other fiscal period that begins before and ends on or before the Closing Date.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Products and Services” means all products and services currently supported, sold, licensed, marketed, or otherwise distributed or provided (or currently planned or envisioned to be supported, sold, licensed, marketed, or otherwise distributed or provided) by or for an Acquired Company (including all versions and releases thereof), together with any related materials, information or data, including, without limitation, the names, numbers (e.g., part numbers) and packaging associated with such products and services.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Damages” has the meaning set forth in Section 7.2(a).

“Purchaser Indemnified Persons” has the meaning set forth in Section 7.2(a).

“Real Property Lease” has the meaning set forth in Section 4.20(b).

“Register” has the meaning set forth in Section 2.1.

“Representative” of a party means any officer, director, employee, attorney, accountant, advisor, agent, equity holder or lender of or to such party.

“Restricted Cash” means any cash or cash equivalents reflected on the Schedule of Restricted Cash.

“Retained Intellectual Property” has the meaning set forth in Section 4.21(a).

“Seller” has the meaning set forth in the Preamble.

“Seller Transaction Expenses” means all fees, costs and expenses (including investment bankers and financial advisors, attorneys’ and accountants’ fees, costs and expenses) incurred by Seller, any Acquired Company or any of their Affiliates in connection with the Transaction, including any deferred or contingent payment obligations, compensation  or bonuses  (i.e., “stay put” or similar retention arrangements), including the arrangements for the  recipients listed in Section 4.23(b) of the Disclosure Schedule), including all Taxes related thereto.

 “Significant Contract” has the meaning set forth in Section 4.13(b).

 “Specifically Indemnified Matters” means the matter listed on Schedule 7.2(a)(iv)

“Straddle Period” means a taxation year or fiscal period that includes but does not end on the Closing Date.

“Sweden Loan” means the line of credit described as such in Section 4.8(b) of the Disclosure Schedule.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, value added, goods and services, harmonized sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, government pension plan premiums or contributions, health insurance, workers compensation, occupation, premium, property, environmental or windfall profit tax, custom, duty, escheat, unclaimed or abandoned property, electronic waste recycling fees or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

“Tax Authority” means a Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Tax Return” means any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Third Party Defense” has the meaning set forth in Section 7.5(b).

Trademark Conveyance Agreement” means the agreement between Parent, Misco Germany Inc.,  Avenue Industrial Supply Company Limited,  and HUK 78 Limited, dated as of the date hereof, a copy of which is attached hereto as Exhibit E.

“Trademark License” means the License Agreement between HUK 78 Limited and WStore Europe S.A.S., , dated as of the date hereof, a copy of which is attached hereto as Exhibit D.

“Transaction” has the meaning set forth in the Recitals.

“Transaction Agreements” means this Agreement, the Agreement of Parent, the NL Note, the Trademark License, the  Trademark Conveyance Agreement, the Transition Services Agreement, the UK Property Security and Guaranty Agreement, the UK Third Party Mortgage/Legal Charge, and the Articles of Association.

“Transition Services Agreement” means the Transition Services Agreement between the Company, Systemax Business Services K.F.T,  Systemax Services Private LTD, an India corporation, Systemax Global Solutions, Inc., a New York corporation, Inmac WStore S.A.S., , I-Com Software Eurl,  and Purchaser, dated as of the date hereof, a copy of which is attached hereto as Exhibit F.

“UK Property Security and Guaranty Agreement” means the Security and Guaranty Agreement between Seller, Parent, Purchaser,  and Misco UK Limited, and dated as of the date hereof, a copy of which is attached as Exhibit G hereto.

“UK Third Party Mortgage/Legal Charge” means the Third Party Legal Mortgage Over Property From a Company Securing Specific Liabilities dated of even date herewith among Misco UK Limited and Seller.

1.2          Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  All references herein to dollars or to $ mean United States dollars. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.  References to any Person include the legal successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance.  If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement, unless the subject matter of the claimed breach was disclosed to Purchaser in a schedule to a representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached

ARTICLE 2.
PURCHASE AND SALE OF THE EQUITY INTERESTS

2.1          Purchase and Sale of the Equity Interests.  At the Closing, and pursuant to the terms and subject to the conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Equity Interests on the terms and conditions set forth herein, free and clear of all Encumbrances  except Permitted Encumbrances.  The transfer of the Equity Interests of the Company shall be effective  for all tax and accounting purposes as of the Effective Time.  Seller, Purchaser and the Company hereby jointly empower and authorize any manager of the Company as well as any lawyer and/or employee of DLA Piper and/or any employee of Executive Partners in Luxembourg, each acting and signing individually, to (i) proceed with the entry of the transfer of the Equity Interests of the Company on the Closing Date in the register of shareholders of the Company (the “Register”) and to sign the Register as required by the Luxembourg law dated 10 August 1915 on commercial companies, as amended and (ii) file a notice with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) in relation to the transfer of the Equity Interest of the Company, for such transfer to be published in the Recueil Electronique des Sociétés et Associations.

2.2          Consideration.  As consideration for the sale, assignment, transfer and delivery of the Equity Interests by Seller to Purchaser, Purchaser shall (i) pay Seller One Dollar ($1.00) cash in hand at Closing, (ii) pay to Seller the amount required to be paid by Purchaser to Seller pursuant to Section 2.3 at Closing and (iii) pay to Seller any amount that may be required to be paid by Purchaser to Seller pursuant to Section 2.4.

2.3          Closing Date Payment.  Prior to the date hereof, Seller has delivered to Purchaser a written statement setting forth Seller’s good faith estimate, as certified by Seller’s Chief Financial Officer, of (i) the Initiative Funding Balance, if any, (ii) Closing Indebtedness and (iii) Closing Cash, including reasonable supporting detail for such estimated amounts.  The amount equal to (1) such estimate of the Initiative Funding Balance plus (2) such estimate of Closing Cash minus (3) such estimate of Closing Indebtedness, plus (4) $1.00, is referred to as the “Estimated Closing Payment”).  Based on such good faith estimates from Seller, Purchaser and Seller have agreed that the Estimated Closing Payment is $1.00, payable by Purchaser to Seller at the Closing.

2.4          Post-Closing Payment.

(a)          No later than sixty (60) days following the Closing Date, Purchaser shall prepare and deliver to Seller Purchaser’s calculation of (i) the Initiative Funding Balance, (ii) Closing Cash, (iii) Closing Indebtedness, and (iv) any Seller Transaction Expenses that remain obligations of any of the Acquired Companies at such time (the “Final Statement”), including reasonable supporting detail for such amounts.  The Final Statement shall be final, binding and conclusive on the parties upon the earlier of (i) Seller’s delivery of a written notice to Purchaser of its approval of the Final Statement, (ii) the failure of Seller to notify Purchaser in writing of a dispute with the Final Statement within thirty (30) days of the delivery of the Final Statement to Seller, (iii) the resolution of all disputes pursuant to Section 2.4(b) by Purchaser and Seller, or (iv) the resolution of all disputes pursuant to Section 2.4(b) by the Independent Accounting Firm.

(b)          Seller may dispute any amounts reflected on the Final Statement by delivery of a written notice to Purchaser (the “Dispute Notice”) within 30 days of receipt of the Final Statement.  If Seller delivers a Dispute Notice, Purchaser and Seller shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.  If Purchaser and Seller are unable to resolve any matters in dispute within thirty (30) days after the delivery of the Dispute Notice, Purchaser and Seller shall submit the disputed items to a mutually agreed independent accounting firm (which cannot be KPMG or Ernst & Young), (the “Independent Accounting Firm”) for resolution.  The decision of the Independent Accounting Firm shall be final, binding and conclusive on Purchaser and Seller absent manifest error.  The fees, costs and expenses of the Independent Accounting Firm shall be borne equally by Purchaser and Seller.

(c)          Following the final determination of the Final Statement pursuant to Section 2.4(a) or Section 2.4(b), Purchaser and Seller shall compute the amount equal to (i) the Initiative Funding Balance plus (ii) Closing Cash, as finally determined, minus (iii) Closing Indebtedness, as finally determined, minus (iv) Closing Indebtedness as finally determined minus, without duplication (v) any Seller Transaction Expenses that any of the Acquired Companies have paid after the Closing Date or that any of the Acquired Companies remain obligated to pay as finally determined plus (vi) $1.00 (such net amount, the “Final Closing Payment”.

(d)          If the Final Closing Payment is less than the Estimated Closing Payment, then Seller shall pay such difference to Purchaser and if the Final Closing Payment is greater than the Estimated Closing Payment, Purchaser shall pay such difference to Seller (with the understanding that any positive amount is greater than any negative amount and that a larger negative number is less than a smaller negative number). Any payment required to be made pursuant to this Section 2.4(d) shall be paid by wire transfer of immediately available funds no later than the computation of the Final Closing Payment.

2.5          Withholding Tax.  Purchaser shall be entitled to deduct and withhold from the consideration payable hereunder any and all Taxes that Purchaser is required to deduct and withhold under any applicable Legal Requirement, and any such withheld amount shall be treated as having been delivered to Seller hereunder.

ARTICLE 3.
CLOSING

3.1          Closing; Time and Place.  The closing of the Transaction (the “Closing”) shall occur by the electronic exchange of documents on the date hereof (the “Closing Date”).  The Closing shall be effective for all tax and accounting purposes as of the Effective Time.

3.2          Seller’s Deliverables.  At the Closing, Seller shall:

(a)          Pay any Seller Transaction Expenses for which any Acquired Company may have any legal obligation;

(b)          Pay to Purchaser, by wire transfer to an account designated by Purchaser, the Estimated Closing Payment; and

(c)          Deliver to Purchaser the following:

(i)          Certificates representing the Equity Interests together with such instruments of transfer as may be sufficient to convey title thereto to Purchaser, to the extent certificated, and in the case of the Company as evidenced by reflecting the Purchaser as owner of the Company’s equity interests in the shareholder’s register of the Company;

(ii)          The Agreement of Parent, duly executed by Parent;

(iii)          The NL Note, duly executed by Misco Solutions B.V. and Parent;

(iv)          The Trademark License, duly executed by WStore S.A.S.;

(v)          the  Trademark Conveyance Agreement, duly executed by the Affiliates of Seller parties thereto;

(vi)          The Transition Services Agreement, duly executed by the Affiliates of Seller parties thereto;

(vii)          The Loan Agreement, duly executed by Seller as third party beneficiary;

(viii)          The UK Property Guaranty and Indemnity Agreement, duly executed by Seller and Parent; and

(ix)          The UK Third Party Mortgage/Legal Charge duly executed by Seller  thereto.

(x)          Payoff and release letters from lenders for borrowed money to the Acquired Companies (other than money borrowed from another Acquired Company), together with termination statements with respect to any financing statements or similar evidence of Encumbrances (other than Permitted Encumbrances) filed against the Acquired Companies or any of their assets, terminating all such Encumbrances (“Payoff Letters”), other than any of the foregoing in respect of the NL Note or the Sweden Loan;

(xi)          Duly executed resignations, effective as of the Closing, of the directors and officers of the Acquired Companies listed on Schedule 3.2(c)(xi), provided that with respect to Systemax Italy SRL such resignations shall occur with  10 Business Days following Closing;

(xii)          Evidence reasonably satisfactory to Purchaser that the transactions described in Schedule 3.2(c)(xii) have been completed; and

(xiii)          Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to consummate the Transaction, and to vest in Purchaser and its successors and assigns full, complete, absolute, legal and equitable title to the Equity Interests, free and clear of all Encumbrances.

3.3          Purchaser’s Deliverables.  At the Closing, Purchaser shall:

(a)          Pay to Seller, by wire transfer to an account designated by Seller, the Estimated Closing Payment;;

(b)          Pay any Closing Indebtedness required to be paid as set forth in any Payoff Letter, such payment to be made as provided in the applicable Payoff Letter;

(c)          Deliver to Seller the following:

(i)          The Agreement of Parent, duly executed by Purchaser;

(ii)          The Trademark License, duly executed by HUK 78 Limited;

(iii)          The  Trademark Conveyance Agreement duly executed by HUK 78 Limited;

(iv)          The Transition Services Agreement, duly executed by Purchaser;

(v)          The UK Property  Guaranty and Indemnity Agreement, duly executed by Purchaser and Misco UK Limited

(vi)          The UK Third Party Mortgage/Legal Charge, duly executed by Misco UK Limited ;

(vii)          the Loan Agreement duly executed by Purchaser and Debtco;

(viii)          Seller 5% Equity Documentation, as to be filed with the applicable UK Governmental Authority in the form attached hereto as Exhibit I;

(ix)          Duly executed appointments and elections, effective as of the Closing, of Purchaser’s designated directors for each Acquired Company and of Purchaser’s designated officers of each of the  Acquired Companies, provided that with respect to Systemax Italy SRL such appointments shall occur with  10 Business Days following Closing; and

(x)          Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to consummate the Transaction.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as specifically set forth in or referenced in the disclosure schedule (the “Disclosure Schedule”) attached to this Agreement (with each such exception numbered to correspond to the Section of this Agreement qualified by such disclosure), and subject to  Section 8.11, Seller hereby represents and warrants (without limiting any other representations or warranties made by Seller in this Agreement or any other Transaction Agreement) to Purchaser as follows as of the date hereof (it being agreed that no representations or warranties are being given with respect to the France Business), and Seller agrees and acknowledges that Purchaser is relying upon the representations and warranties in connection with the purchase by Purchaser of the Equity Interests:

4.1          Organization and Good Standing.  Seller is a private limited liability company, duly organized (besloten vennootschap met beperkte aansprakelijkheid) and validly existing  under the laws of the Netherlands. The Company is a private limited liability company, (société à responsabilité limitée) duly organized and formed for an unlimited duration and legally existing under the laws of the Grand Duchy of Luxembourg.  Each of the Acquired Companies other than the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.  Each Acquired Company is duly qualified, licensed or registered to conduct business and is in corporate and Tax good standing under the laws of each jurisdiction in which the operation of its business, the employment of its Employees or the ownership or leasing of its properties requires such qualification, license or registration except where the absence thereof would not have a Material Cost.  Each Acquired Company has full corporate power and authority required to own, lease and operate its assets, to carry on its business as now being conducted and enter into and perform its obligations under this Agreement and the Transaction Agreements to which it is a party.  The Acquired Companies are qualified, licensed or registered to carry on business in the jurisdictions listed in or as described in the Disclosure Schedule.

4.2          Charter Documents; Records.

(a)          The Company has delivered to Purchaser accurate, correct and complete copies of the organizational documents of each Acquired Company, including all amendments thereto, as presently in effect and  at Closing will deliver accurate, correct and complete copies of all books of account and other financial records of each Acquired Company.

(b)          The minute books of the Acquired Companies accurately and completely reflect all material corporate actions of their equity holders and Boards of Directors (or equivalent governing bodies) consistent with local and past practice.

(c)          No Acquired Company is in violation of any of the provisions of its organizational documents or resolutions adopted by its Board of Directors (or equivalent governing body) or equity holders, and no condition or circumstance exists that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

4.3          Subsidiaries.  Seller owns all of the issued and outstanding equity interests of the Company. The Company owns, directly or indirectly, all of the issued and outstanding equity interests of each Acquired Company (other than the Company).  Other than its ownership of an Acquired Company, no Acquired Company owns any shares of capital stock or other securities of, or control, directly or indirectly, any other Entity.  The France Restructuring has been completed.

4.4          Capitalization.

(a)          The Disclosure Schedule sets forth the authorized and issued and outstanding equity interests for each Acquired Company.  Seller is the record and beneficial owner of the Equity Interests of the Company, and the Company is the record and beneficial owner of the Equity Interests of each of the Acquired Companies which it owns directly (other than any “director’s shares”), as described in the Disclosure Schedule (which also describes any outstanding “director’s shares”), with good title, free and clear of all Encumbrances (other than Permitted Encumbrances) and, except as provided herein, no Person has any right (whether by Legal Requirement, pre-emptive right or otherwise) to purchase the Equity Interests.

(b)          At the Closing, Seller will transfer to Purchaser good and valid title to the Equity Interests, free and clear of all Encumbrances.  There are no (i) outstanding preemptive rights, subscriptions, options, calls, warrants or other rights to acquire any securities of any Acquired Company, (ii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable for any securities of any Acquired Company, (iii) Contracts under which any Acquired Company is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any its securities or (iv) equity holder agreements, voting trusts or other agreements, arrangements or understandings that may affect the exercise of voting or any other rights with respect to the outstanding securities of any Acquired Company.

(c)          Each Acquired Company is in compliance with all statutory minimum capitalization requirements under all Legal Requirements as of December 31, 2016 and, assuming no future change in the balance sheet of any Acquired Company from that presented as of December 31, 2016, there would be no requirement under any Legal Requirement for any Person to make any contribution of capital to, or to provide any letter of support or comfort in respect of the obligations of, any Acquired Company in the future in order to comply with all such statutory minimum capitalization requirements.

4.5          Authority; Binding Nature of Agreements.  This Agreement has been duly and validly executed and delivered by Seller and the Company.  This Agreement and each of the other Transaction Agreements to which Seller or the Company is a party constitutes, or will constitute, when executed, the legal, valid and binding obligation of Seller and the Company, as the case may be, enforceable against it in accordance with its terms, except as may be limited by bankruptcy (faillite), reprieve from payment (susis de payment), controlled management (gestion controlee), composition with creditors (concordat preventif de la faillite), insolvency, reorganization, moratorium and other similar Legal Requirements and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

4.6          No Conflict; Required Consents.  The execution, delivery and performance of this Agreement or any other Transaction Agreement by Seller and the Company does not and will not (with or without notice or lapse of time):

(a)          contravene, violate or result in any breach of (i) any of the provisions of Seller’s or any Acquired Company’s organizational documents, (ii) any resolutions by the equity owners or governing bodies of Seller or any Acquired Company, (iii) any of the terms or requirements of any Governmental Approval held by Seller or any Acquired Company or (iv) any provision of any Significant Contract, except, with respect to the foregoing clauses (iii) and (iv), where such contravention, violation or breach would not be reasonably anticipated to have a Material  Cost to the Acquired Companies;

(b)          in reliance on the representation and warranty set forth in Section 5.10 and the covenants set forth in Section 6.3 and Section 6.6, and subject to the confidentiality obligations described in Schedule 4.13(a)(vii)2., give any Governmental Authority or other Person the right to (i) challenge the Transaction, (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or any Acquired Company is subject, (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify, or receive any payment under any Significant Contract or (iv) revoke, suspend or modify any Governmental Approval, in each case except as would not reasonably be anticipated to have a Material Cost.

(c)          cause any Acquired Company to become subject to, or to become liable for the payment of, any Tax, or cause any assets of any Acquired Company to be reassessed or revalued by any Tax Authority or other Governmental Authority;

(d)          result in the imposition or creation of any material Encumbrance upon or with respect to any assets of any Acquired Company; or

(e)          require Seller or any Acquired Company to obtain any Consent or make or deliver any material filing or notice to a Governmental Authority other than (i) compliance by Parent with any applicable requirements of the Securities Exchange Act of 1934 and any other state, provincial or federal securities laws, (ii) compliance by Parent with any applicable requirements of the New York Stock Exchange.

4.7          Certifications.  The Acquired Companies and/or those Employees of the Acquired Companies, in each case to the extent required to do so, have all material authorizations, certifications, licenses or permits of each OEM and software publisher and other vendor necessary to conduct the Acquired Companies’ businesses (“Certifications”), and all of such material Certifications are in full force and effect; other than any of the foregoing the absence of which would not have a Material Cost.  No Acquired Company is, and within the past three years no Acquired Company has been, in material violation of or default under, and, to the Knowledge of Seller, no condition exists that, with notice or the lapse of time or both, would constitute a material violation of or default under, such Certifications, other than any of the foregoing as would not have a Material Cost.  No Proceeding is pending or, to the Knowledge of Seller, threatened to revoke or limit any Certification.  The execution, delivery and performance of this Agreement or any other Transaction Agreement to which it is a party by the Company do not and will not (with or without notice or lapse of time) violate or result in any breach of any of the terms or requirements of any Certification, or revocation, suspension or modification of any Certification, other than any of the foregoing as would not have a Material Cost.

4.8          Financial Statements.

(a)          The Disclosure Schedule includes the following financial statements of the Acquired Companies:  (i) internal, unaudited statements of profits and losses for the years ended December 31, 2015 and December 31, 2016 for each of the Acquired Companies, denominated in local currencies; (ii)  internal, unaudited balance sheets dated as of December 31, 2015 and December 31, 2016 for each of the Acquired Companies, denominated in local currencies; (iii) internal unaudited cash flow statements dated as of December 31, 2015 and December 31, 2016 for each of the Acquired Companies, denominated in local currencies, (iv) internal, unaudited consolidated statements of profits and losses for the years ended December 31, 2015 and December 31, 2016 for the Acquired Companies, in US dollars and converted at the then current exchange rates for the years ended December 31, 2015 and December 31, 2016; (v)  internal, unaudited consolidated balance sheets dated as of December 31, 2015 and December 31, 2016 for the Acquired Companies, in US dollars and converted at the then current exchange rate for the years ended 2015 and 2016;  (vi) internal unaudited consolidated cash flow statements dated as of December 31, 2015 and December 31, 2016 for each of the Acquired Companies in US dollars and converted at the then current exchange rates for the years ended December 31, 2015 and December 31, 2016; and (vii) audited statutory financial statements for the year ended December 31, 2015 for each of Misco UK Limited Systemax Italy S.R.L., Misco Iberia Computer Supplies and Misco AB  (collectively the “Financial Statements”).  The Financial Statements (i) are true, accurate and complete in all material respects, (ii) are consistent with the books and records of the Acquired Companies, (iii) present fairly and accurately the financial condition of the Acquired Companies as of the respective dates thereof and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Acquired Companies for the periods covered thereby, consistent with past practice and (iv) have been prepared in accordance with the Accounting Principles.  All reserves established by the Acquired Companies and set forth in the balance sheets included in the Financial Statements are adequate for the purposes for which they were established at the respective time established, consistent with past practice.

(b)          The Disclosure Schedule lists all Indebtedness of the Acquired Companies as of the date hereof, setting forth for each item, the name of the obligor and of the payee, a description of the Contract governing such Indebtedness and the principal amount of Indebtedness as of the date hereof.

(c)          The Disclosure Schedule lists all guarantees, letters of credit, surety and performance bonds and other similar arrangements or agreements, issued and outstanding or entered into as of the date hereof by or on behalf of, or in support of any liability or obligation of, any of the Acquired Companies, or that may be required to be issued by any Acquired Company pursuant to any existing contract or awarded bid, in each case guaranteeing obligations of the Acquired Companies, setting forth for each item, the name of the obligor and the beneficiary thereof, a description of the Contract governing such obligation and the maximum amount that may be payable with respect thereto.

4.9          No Liabilities. No Acquired Company has any material Liabilities and to Seller’s Knowledge no matter, fact, circumstance or event has occurred which will give rise to any material Liability after Closing, except for, in either case, (i)Liabilities identified on the Disclosure Schedule and/or as reflected or reserved against in the Financial Statements, (ii) current Liabilities incurred after December 31,  2016 in the ordinary course of business consistent with past practice; (iii) executory obligations under Contracts, and (iv) Liabilities in respect of the Specifically Indemnified Matters.

4.10          Bank Accounts and Powers of Attorney. The Disclosure Schedule sets forth a correct and complete list showing (i) the name of each bank in which any Acquired Company has an account or safe deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box, and (ii) the names of all Persons holding powers of attorney from any Acquired Company.

4.11          Absence of Changes.  Since September 30, 2016, (i) each  Acquired Company has conducted its business in the ordinary course, (ii) no event or circumstance has occurred that has or could reasonably be expected to have a Material Adverse Effect and (iii) no Acquired Company has:

(a)          sold, transferred, leased, licensed, mortgaged or otherwise encumbered (other than with Permitted Encumbrances) any of its assets, except for the sales of Products and Services in the ordinary course of business;

(b)          taken any material commercial action not announced prior to the date hereof to the customers, suppliers or distributors of any Acquired Company, including providing material promotions, coupons, discounts or price increases;

(c)          changed the manner in which it manages its working capital, including by deferring the purchase of inventory, delaying the payment of accounts payable or taking any action to accelerate the collection of accounts receivable, other than in the ordinary course of business consistent with past practice and/or in order to meet the requirements of  Section 4.32;

(d)          changed its credit practices, accounting methods or practices or standards used to maintain its respective books, accounts or business records unless required by the Accounting Principles or Legal Requirements;

(e)          hired any new employee other than in the ordinary course of business, voluntarily terminated any key Employee, increased the annual level of compensation of any existing Employee except for regular, scheduled compensation increases in the ordinary course of business or as previously disclosed (in the aggregate) in budgets provided to Purchaser as described in clause (ix) of the definition of “Material Adverse Effect”, or granted any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant;

(f)          entered into any severance arrangement with any employee, officer or director other than as referenced in Section 4.23(b) of the Disclosure Schedule or which is a Specifically Indemnified Matter;

(g)          Other than in respect of the France Restructuring and the formation of holding companies in connection therewith, and the U.S. federal income tax entity classification elections associated with the France Restructuring made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, filed any amendment to any Tax Return, entered into any closing agreement, settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, unless required by the Accounting Principles; or

(h)          entered into any agreement to take any of the actions described in clauses (a) through (g) above.

4.12          Transactions with Affiliates. No Affiliate of any Acquired Company (other than another Acquired Company) (i) owns any material asset used in the business of the Acquired Companies (other than hardware or software to be used to provide services to Purchaser and/or the Acquired Companies under the Transition Services Agreement), (ii) has entered into any Material Contract with an Acquired Company, (iii) has any material interest in any Person which is a competitor, supplier, lessor or lender of an Acquired Company or (iv) has any claim or right against an Acquired Company.

4.13          Material Contracts.

(a)          The Disclosure Schedule sets forth an accurate, correct and complete list of all active and/or in force Company Contracts (including any currently surviving provisions thereof) to which any of the descriptions set forth below may apply (the “Material Contracts”):

(i)          All Real Property Leases and Personal Property Leases (other than ordinary course leases for office equipment  and leases for automobiles provided to Employees of the Acquired Companies in the ordinary course of business, in each case the cost of which is reflected in the Financial Statements);

(ii)          All licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which an Acquired Company is a party, beneficiary or otherwise bound, other than (x) Intellectual Property licensed to the Acquired Companies by third parties in connection with the ordinary course marketing, distribution and sale of such third parties’ products, consistent with past practice, (y)  any of the foregoing in respect of the Retained Intellectual Property and (z) immaterial “shrinkwrap” and similar ordinary course licenses.

(iii)          Any Contract for capital expenditures or for the purchase of goods or services in excess of $50,000, except those incurred in the ordinary course of business and to be performed in three months or less;

(iv)          Any Contract obligating an Acquired Company to sell or deliver Products and Services at a price which does not cover the cost (including labor, materials and production overhead (but taking into account vendor funding and/or back end rebates)) plus the customary profit margin associated with such Products and Services;

(v)          Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits (other than ordinary course employee commission and/or bonus plans);

(vi)          Any Customer Contracts with any Governmental Authority having a reasonably anticipated future revenue of more than $1,000,000;

(vii)          Any material Contract containing any material representation or covenant regarding the Company’s maintenance of any Governmental Approval, the failure of which to so maintain could have a Material Cost;

(viii)          Any Contract with respect to the discharge, storage or removal of Materials of Environmental Concern, other than as entered into in the ordinary course of business with customers and/or vendors;

(ix)          Any Contract to indemnify any Person or to share in or contribute to the Liability of any Person, other than indemnities provided under commercial Contracts with customers or vendors entered into in the ordinary course of business;

(x)          Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area other than (x) restrictions binding individual Employees of an Acquired Company that may be contained in ordinary course agreements between such Employees and such Employees’ former employers and (y) ordinary course geographic limits on marketing, sales and/or distribution activities pursuant to distribution, marketing and/or purchase and sale commercial arrangements with vendors entered into in the ordinary course;

(xi)          Any Contract restricting any Acquired Company from soliciting the customers or employees of another Person, other than (x) as may be contained in non-disclosure or similar agreements entered into with customers, vendors or suppliers in the ordinary course of business, (y) restrictions binding individual Employees of an Acquired Company that may be contained in ordinary course agreements entered into by such Employees with such Employees’ former employers and (z) as may be contained in non-disclosure agreements entered into in connection with potential corporate transactions involving the Company or any Acquired Company;

(xii)          Any Contract containing a “most favored nation” pricing agreement and providing annual revenues to an Acquired Company in excess of $500,000 annually;

(xiii)          Any Contract entered into within the past three years related to the acquisition of a business or the equity of any other Entity;

(xiv)          Any Contract providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any officer, director, employee or consultant (other than a Benefit Plan), in any of the individual foregoing cases for aggregate annual compensation in excess of $100,000, other than such agreements as may be terminated at any time, with or without cause, on notice not in excess of local statutory or common law Legal Requirements and without creating any obligation to pay severance or any other similar compensation in excess of local statutory or common law Legal Requirements;

(xv)          Any collective bargaining agreement, material shop agreement or any other material Contract with any labor union, association or works council representing any Employee hat remains in effect as of the date hereof;

(xvi)          Any mortgage, sale-leaseback agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract or capital lease created or assumed by, an Acquired Company;

(xvii)          Any Contract which requires upon notice or request the posting of a bond or letter of credit (or similar credit enhancement) under the terms thereof and which  posting of such bond or letter of credit (or similar credit enhancement) has not occurred despite receipt of such notice or request;

(xviii)          Any Contract granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of an Acquired Company;

(xix)          Any material Contract that requires an Acquired Company to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(xx)          Any Contract that provides for the assumption of any Tax, environmental or other Liability of any Person;

(xxi)          Any swap, option, forward, future or other commodities, hedging or derivatives Contracts;

(xxii)          Any other Contract (other than customer or vendor purchase orders or ordinary course commercial Contracts for the sale of products or services) which  is out of the ordinary course of business and provides for payment or performance by either party thereto having a remaining aggregate value of at least $100,000;

(xxiii)          Any Contract between any Acquired Company, on the one hand, and any Affiliate of Parent (other than an Acquired Company) on the other hand; and

(xxiv)          Any proposed arrangement of a type that, if entered into, would be a Contract described in any of clauses (i) through (xxiii) above.

(b)          The Company has delivered to Purchaser accurate, correct and complete copies of all Material Contracts (or written summaries of the material terms thereof, if not in writing), including all amendments, supplements, modifications and waivers thereof.  Each Material Contract set forth on Section 4.13(b) of the Disclosure Schedule (each, a “Significant Contract”) is currently valid and in full force and effect, and is enforceable by the applicable Acquired Company in accordance with its terms.  Neither the applicable Acquired Company nor, to the Knowledge of Seller, any third party, is in material default under any Significant Contract except for any default that would not have a Material Cost.  No event has occurred, and, to the Knowledge of Seller no circumstance or condition exists, that might (with or without notice or lapse of time) (i) result in a violation or breach of any of the provisions of any  Significant Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Significant  Contract; or (iii) give any Person the right to accelerate the maturity or performance of any Significant Contract or to cancel, terminate or modify any  Significant Contract.  No Acquired Company has waived any of its rights under any Significant Contract.  To the Knowledge of Seller, each Person against which an Acquired Company has or may acquire any rights under any Significant Contract is able to satisfy such Person’s material obligations to the applicable Acquired Company.

4.14          Accounts Receivable.  The Disclosure Schedule sets forth an accurate and complete list of all accounts receivable of each of the Acquired Companies as of March 23,  2017.  All such existing accounts receivable of the Acquired Companies are, as the date hereof, (i) to the Knowledge of Seller valid and legally binding obligations of the account debtor enforceable in accordance with its terms, free and clear of all Encumbrances, and to Seller’s Knowledge not subject to setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent, (ii) a true and correct statement of the account for merchandise actually sold and delivered to, or for services actually performed for and accepted by, such account debtor and (iii) to Seller’s Knowledge, fully collectible within 90 days of the Closing Date or otherwise in accordance with their terms and pursuant to ordinary course past practice, in each of the foregoing cases subject to any allowance for doubtful accounts included in the Financial Statements.

4.15          Inventory.  All of the items in the Acquired Companies’ inventory as of the date hereof are (i) in the case of each Acquired Company other than Systemax Italy, valued on the Financial Statements at the lower of cost and market on a first in, first out basis in accordance with the Accounting Principles, and in the case of Systemax Italy are valued for US reporting purposes based on latest purchase order cost,  (ii) of good and merchantable quality, fit for the purpose for which they are intended, and saleable and useable in the ordinary course of business, (iii) free of defects and damage and (iv) in quantities adequate in relation to the circumstances of the Acquired Companies and have been maintained in accordance with the Acquired Companies’ past inventory stocking practices, subject in all the foregoing cases to any reserve established in the Financial Statements.

4.16          Insurance.  The Disclosure Schedule sets forth an accurate and complete list of all insurance policies, self-insurance arrangements and fidelity bonds currently in effect, that insure the Acquired Companies and Seller has delivered to Purchaser true, correct and complete copies of all such insurance policies.  Each such insurance policy is valid, binding, and in full force and effect and no Acquired Company has received any notice of cancellation or non-renewal of any such insurance policy.  No Acquired Company is in breach of any such insurance policy, and to the Knowledge of Seller no event (other than the entering into of this Agreement and/or the consummation of the Transactions contemplated hereby) has occurred which, with notice or the lapse of time, would constitute such a breach, or permit termination, modification, or acceleration, of any such insurance policy as to any Acquired Company.  There is no claim made in the last three years  under any insurance policy that has been improperly filed or as to which any insurer has questioned, disputed or denied liability.  No Acquired Company received any notice of a material increase in the premium for any insurance policy.  No claims under any insurance policies, including any claim for loss or damage to the properties, assets or business of the Acquired Companies, have been filed since January 1, 2014.

4.17          Customers and Suppliers.  The Disclosure Schedule sets forth a true and correct list of the 25 largest customers and the 26 largest suppliers of the Acquired Companies, taken as a whole, by dollar amount for the twelve months ended December 31, 2016.  All of such customers and suppliers continue to be counterparties of the business in the ordinary course of business consistent with past practices and no such customer or supplier has (i) advised Seller or any Acquired Company that it has cancelled (or otherwise terminated) or, to the Knowledge of Seller, threatened to cancel (or otherwise terminate) the relationship of such Person with the Acquired Companies, (ii) decreased materially or, to the Knowledge of Seller, threatened to decrease materially its services, supplies or materials to the Acquired Companies or its usage or purchase of the Products and Services, (iii) notified any Acquired Company that such Person intends to terminate or adversely modify (including seeking material discounts or rebates to pricing), or (iv) to the Knowledge of Seller, threatened to terminate or adversely modify its relationship with the Acquired Companies or decrease materially or limit materially its services, supplies or materials to the Acquired Companies or its usage or purchase of Products and Services.  None of the foregoing shall apply to any action taken by any customer or vendor in response to or as a result of the announcement and / or closing of the Transaction and/or the matters contemplated by Section 6.2.

4.18          Product Warranties. No Acquired Company has any Liability for product warranty or service warranty other than warranties under generally applicable Legal Requirements, including as may be referenced in an Acquired Company’s standard terms and conditions of sale as published on its website, and there are no matters, facts, circumstances or events in existence which will give rise to such Liabilities after Closing. All Products and Services are provided solely with pass-through warranties of the applicable OEM, other than warranties under generally applicable Legal Requirements, including as may be referenced in an Acquired Company’s standard terms and conditions of sale as published on its website. The sale by any Acquired Company of third party maintenance agreements are excluded from coverage of this Section 4.18.

4.19          Title; Sufficiency; Condition of Assets.

(a)          The Acquired Companies own, free of Encumbrances other than Permitted Encumbrances, all of the personal property assets necessary to conduct their businesses in compliance with all Legal Requirements.

(b)          All of the Acquired Companies’ personal property assets are (i) in good operating condition and repair, ordinary wear and tear excepted; (ii) suitable and adequate for continued use in the manner in which they are presently being used; and (iii) adequate to meet all present and reasonably anticipated future requirements of the Acquired Companies.  With the exception of inventory in transit, all of the Company’s personal property assets are situated at the Owned Real Property or the Leased Real Property.

4.20          Real Property.

(a)          The Disclosure Schedule sets forth an accurate, correct and complete list of each parcel of real property owned by an Acquired Company (such real property, the “Owned Real Property”).  An Acquired Company has good, valid and marketable fee simple title to the Owned Real Property.  The Company has delivered or made available to Purchaser true, complete and correct copies of the deeds and other instruments (as recorded) by which an Acquired Company acquired the Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company relating to the Owned Real Property.  No Acquired Company has sublicensed or otherwise allowed any other Person to have collaterally assigned, mortgaged, deeded in trust or granted any other Encumbrance in such Owned Real Property or any interest therein which remains in existence at the date hereof.  There are no Encumbrances granted by an Acquired Company affecting the Owned Real Property.  There are no pending or, to the Knowledge of Seller, threatened, condemnation, eminent domain or similar Proceedings that would preclude or impair the use of any Owned Real Property

(b)          The Disclosure Schedule sets forth an accurate, correct and complete list of each lease or license pursuant to which an Acquired Company leases or licenses the use of any real property (each, a “Real Property Lease” and, such real property, the “Leased Real Property”).  An Acquired Company has a good and valid leasehold interest in all Leased Real Property and has not sublicensed or otherwise allowed any other Person to have collaterally assigned, mortgaged, deeded in trust or granted any other Encumbrance in such Real Property Lease or any interest therein which remains in existence at the date hereof.  There are no Encumbrances granted by an Acquired Company affecting the Real Property Leases.  The Real Property Leases constitute all written agreements of any kind for the leasing, rental, use or occupancy of the Leased Real Property by the Acquired Companies.  To the Knowledge of Seller, there are no pending or threatened, condemnation, eminent domain or similar Proceedings that would preclude or impair the use of any Leased Real Property.

(c)          Each material building, plant, improvement or structure located on the Owned Real Property and the Leased Real Property is supplied with utilities and other services necessary for the operation thereof as the same is currently operated.  The facilities used by the Acquired Companies are in good working condition and are sufficient to conduct the Acquired Companies’ businesses and operations as currently conducted.  Each parcel of Owned Real Property and each Leased Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the parcel of real property, in each case, to the extent necessary for the conduct of the business of the Acquired Companies in the ordinary course, consistent with past practice.

4.21          Intellectual Property.

(a)          The Disclosure Schedule lists all material (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that is not registered but that is material to the Acquired Companies’ business or operations, other than (x) the Intellectual Property described in Service Schedule 1 of the Transition Services Agreement and (y) the Intellectual Property listed in Section 4.21 of the Disclosure Schedule being retained by the Seller (the Intellectual Property described in clauses (x) and (y) is collectively referred to as the “Retained Intellectual Property”), other than Intellectual Property licensed to the Acquired Companies by third parties in connection with the ordinary course marketing, distribution and sale of such third parties’ products, consistent with past practice, and  “shrinkwrap” and similar ordinary course licenses.

(b)          All required filings and fees related to such Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all such Company IP Registrations are otherwise in good standing, other than any of the foregoing the absence of which would not have a Material Cost to remedy.

(c)          Subject to the Company Intellectual Property to be made available pursuant to the Transition Services Agreement and other than the Retained Intellectual Property, an Acquired Company (or Entity designated by Purchaser) is or will be the sole and exclusive legal and beneficial, and with respect to such Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other material Intellectual Property used in or necessary for the conduct of the Acquired Companies’ current business or operations, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

(d)          The consummation of the Transaction will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Acquired Companies’ right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Acquired Companies’ business or operations as currently conducted, other than as provided in the Transition Services Agreement.

(e)          The Acquired Companies’ rights in such Company Intellectual Property are valid, subsisting and enforceable.  The Acquired Companies have taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)          To the Knowledge of Seller, the products, processes and services of the Acquired Companies, other than products, processes and services provided by or obtained from  third parties and offered in the marketplace or used by the Acquired Companies have not infringed, misappropriated, diluted or otherwise violated in any material respect, the Intellectual Property or other rights of any Person other than any of the foregoing as would not have a Material Cost.  To the Knowledge of Seller, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g)          There are no Proceedings (including any oppositions, interferences or re-examinations) settled, pending or, to the Knowledge of Seller, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property.  The Company is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

4.22          Employees and Consultants.

(a)          No Employee has been granted the right to continued employment by an Acquired Company or to any material compensation following termination of employment with an Acquired Company except as provided under local statutory or common employment law applicable to the Acquired Companies and / or for  accrued and unused paid vacation and other paid leave, and other than as provided under any Contract with any employee that has an annual base salary of less than $100,000.  As of the date hereof, to the Knowledge of Seller, no officer, director, Employee or consultant of an Acquired Company intends to terminate his or her employment or other engagement with an Acquired Company, nor does any Acquired Company have a present intention to terminate the employment or engagement of any such Person (other than as one of the Specifically Indemnified Matters).  The Disclosure Schedule sets forth an accurate, correct and complete list (without names or employee numbers) of all (i) Employees, whether actively at work or not, including each Employee’s title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave as of January 16, 2017, status as full-time or part-time Employees, location of employment, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a Contract or otherwise); and (ii) individuals who are currently performing services for the Company who are classified as “consultants” or “independent contractors.”  The Disclosure Schedule sets forth all (i) bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (in whole or in part, whether with or without the passage of time, as a result of the Transaction), any Employee or former employee, director or consultant; (ii) increases in any Employee’s wage or salary in 2016 (other than in connection with ordinary course annual reviews and/or promotions and (iii) increases or changes in any other benefits or insurance provided to any Employees in 2016.

(b)          There are no material claims, disputes or controversies pending or, to the Knowledge of Seller, threatened involving any Employee or group of Employees other than routine human resources disputes, controversies or claims involving Employees where the potential exposure to an Acquired Company is less than $10,000.  The Company has not suffered or sustained any work stoppage in the past three years and no such work stoppage is threatened.

(c)          Each independent contractor who is disclosed in the Disclosure Schedule has been properly classified by the Company as an independent contractor and since January 1, 2014 the Company has not received any notice from any Governmental Authority disputing such classification.

(d)          All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under the Benefit Plans have either been paid or are accurately reflected in the Financial Statements.

(e)          The Disclosure Schedule discloses in respect of each Employee who is employed pursuant to a work permit the expiry date of such work permit and whether the Company has made any attempts to renew such work permit.

(f)          The Company has materially complied with all Legal Requirements related to the employment of the Employees, including provisions related to wages, hours, leaves of absence, equal opportunity, pay equity, occupational health and safety, workers’ compensation, severance, human rights, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes.

(g)          Other than as disclosed as a Material Contract, (i) there is no collective agreement in force with respect to the Company or the Employees nor is there any Contract with any employee association in respect of the Company or the Employees; (ii) no trade union, works council, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees or has applied or, to the Knowledge of Seller, threatened to apply to be certified as the bargaining agent of the Employees.  Except for the foregoing, there is no union organizing or election activity pending or, to the Knowledge of Seller, threatened with respect to the Company, and no such activity has taken place in the last five years.  The Company has not and is not engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending or, to the Knowledge of Seller, threatened against the Company pursuant to applicable labor legislation except for immaterial employee grievance matters arising in the ordinary course of business where the potential for Liability is less than $10,000 in any individual case.

(h)          There are no outstanding assessments or other amounts due or owing pursuant to any workplace safety and insurance legislation and the Company has not been reassessed in any material respect under such legislation during the past five years and, to the Knowledge of Seller, no audit of the Company is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims which may materially adversely affect Company’s accident cost experience.

4.23          Benefit Plans.

(a)          The Acquired Company’s Employee Benefit Plans (collectively, the “Benefit Plans”) are fully funded and have been maintained in material compliance with their terms and all applicable Legal Requirements.

(b)          The Disclosure Schedule lists and describes all the Benefit Plans.  The Company has furnished to Purchaser true, correct and complete copies of all the Benefit Plans as amended, together with all related documentation including funding and investment management agreements, summary plan descriptions, the most recent actuarial reports, financial statements, asset statements, material opinions and memoranda (whether externally or internally prepared) and material correspondence with regulatory authorities or other relevant Persons.  No changes have occurred or are expected to occur which would materially affect the information contained in the actuarial reports, financial statements or asset statements required to be provided to Purchaser.

(c)          All Benefit Plans have been established, registered, administered, communicated and invested in material compliance with all Legal Requirements.

(d)          The Company does not and has never sponsored or participated in a defined benefit pension plan.  No Benefit Plan is a multi-employer pension plan.

(e)          No insurance policy or any other agreement affecting any Benefit Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder.  The level of insurance reserves under each Benefit Plan which provides group benefits and contemplates the holding of such reserves is reasonable and sufficient to provide for all incurred but unreported claims.

(f)          No advance tax rulings have been sought or received in respect of any Benefit Plan.

(g)          All Employee data necessary to administer each Benefit Plan in accordance with its terms and conditions and all Legal Requirements is in possession of the sponsor of the Benefit Plan and such data is complete, correct, and in a form which is sufficient for the proper administration of each Benefit Plan.

(h)          The Company has made all contributions and paid all premiums in respect of each Benefit Plan in a timely fashion in accordance with the terms of each Benefit Plan and applicable Legal Requirements. The Company has paid in full all contributions and premiums for the period up to the Closing Date even though not otherwise required to be paid until a later date or has made full and adequate provision for such contributions and premiums in the Financial Statements.

4.24          Compliance with Laws.

(a)          Each Acquired Company is, and at all times since January 1, 2012 has been, in material compliance with each material Legal Requirement that is applicable to such Acquired Company or any of such Acquired Company’s properties, assets, operations or business, other than as would not have a  Material Cost,  and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure comply with, any such material Legal Requirement other than as would not have a  Material Cost.  No Acquired Company has received any notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement that has not been finally resolved prior to the date hereof without imposing a material burden or material monetary cost on an Acquired Company.

(b)          To the Knowledge of Seller, no Governmental Authority has proposed or is considering any Legal Requirement that may affect any Acquired Company, any Acquired Company’s properties, assets, operations or business, or any Acquired Company’s rights thereto, except to the extent that any such Legal Requirement, if adopted or otherwise put into effect, individually or in the aggregate, will not have a Material Cost.

4.25          Governmental Approvals.

(a)          The Acquired Companies have all material Governmental Approvals that are necessary in connection with the Acquired Companies’ ownership and use of its properties and assets, except for any the absence of which would not have a Material Cost.  The Acquired Companies have made all filings with, and given all material notifications to, all Government Authorities as required by all applicable material Legal Requirements except for any the absence of which would not have a Material Cost.  Each such material Governmental Approval, filing and notification is valid and in full force and effect, and there is not pending or, to the Knowledge of Seller, threatened any Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such material Governmental Approval, filing or notification.  No violations have been recorded in respect of any Governmental Approvals.  No fines or penalties are due and payable in respect of any Governmental Approval or any violation thereof.

(b)          Each of the Acquired Companies is in possession of accurate and complete copies of all of the Governmental Approvals, filings and notifications required for the operation of the Acquired Companies’ business, including all renewals thereof and all amendments thereto.

4.26          Proceedings and Orders.  There is not currently, and there has not been since January 1, 2014, any material Proceeding pending or, to the Knowledge of Seller, threatened against or affecting any Acquired Company, it operations or its business, or the Equity Interests, other than routine human resources disputes, controversies or claims involving Employees where the potential exposure is less than $10,000.  To the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such material Proceeding.  Prior to the date hereof, the Company has made available to Purchaser in the EDR true, accurate and complete copies of all pleadings, correspondence and other documents relating to any such Proceeding.  No insurance company has asserted in writing that any such Proceeding is not covered by the applicable policy related thereto.  No Acquired Company, and no properties, assets, operations or business of any Acquired Company, is subject to any Order or any proposed Order.

4.27          Environmental Matters.

(a)          Each Acquired Company is, and at all times since January 1, 2012 has been, in material compliance with all Environmental Laws.  Since January 1, 2012, to the Knowledge of Seller no Acquired Company has received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such Acquired Company is not in such compliance, and, to the Knowledge of Seller, there are no circumstances that may prevent or interfere with such full compliance in the future.

(b)          There is no material Environmental Claim pending or, to the Knowledge of Seller, threatened against any Acquired Company or against any Person whose Liability for any Environmental Claim an Acquired Company has retained or assumed either by Contract or by operation of Legal Requirement.

(c)          There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, due to any act or omission of an Acquired Company, that could form the basis of any Environmental Claim against an Acquired Company or against any Person whose Liability for any Environmental Claim an Acquired Company has retained or assumed either by Contract or by operation of applicable Legal Requirement, or that could otherwise result in any Liability to an Acquired Company under an Environmental Law.

(d)          To the Knowledge of Seller, no Materials of Environmental Concern are present on or under any Owned Real Property, or, to the Knowledge of Seller, the Leased Real Property, due to any act or omission of an Acquired Company, in each case in excess of applicable limits under an Environmental Law.

(e)          The Company has provided to Purchaser all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to any Acquired Company regarding environmental matters pertaining to the environmental condition of the business of the Acquired Companies or the compliance (or noncompliance) by any Acquired Company with any Environmental Laws.

(f)          No Acquired Company is required by virtue of the Transaction, or as a condition to the effectiveness of the Transaction, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Authority pursuant to any Environmental Law, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

4.28          Taxes.

(a)          All Tax Returns that were required to be filed by or with respect to any Acquired Company have been timely filed and such Tax Returns are true, correct and complete in all material respects, and all Taxes required to be paid have been paid.  No Acquired Company has any Liability for unpaid Taxes, except for Taxes incurred in the ordinary course of business.  There are no Encumbrances for Taxes on the properties of the Acquired Companies, other than Encumbrances for Taxes not yet due and payable.

(b)          The Disclosure Schedule lists all Tax audits commenced by a Governmental Authority since January 1, 2012 with respect to any Acquired Company.  To the Knowledge of Seller, no other audit of any Tax Return is currently pending or threatened.  No claim has ever been made by any Tax Authority in a jurisdiction where an Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  No Acquired Company has waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.

(c)          The Acquired Companies have properly withheld and timely paid to the proper Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto in connection with any amounts paid to any employee, independent contractor, creditor, stockholder, or third party.

(d)          The Acquired Companies have withheld and collected all amounts required by Legal Requirement to be withheld or collected by it on account of Taxes and have remitted all such amounts to the appropriate Tax Authority within the time prescribed under any Legal Requirement.

(e)          No Acquired Company is subject to any joint venture, partnership or other Contract that is treated as a partnership for income Tax purposes in any jurisdiction.

(f)          No Acquired Company has received any refund of Taxes to which it is not entitled.

(g)          No Acquired Company is a party to, is otherwise bound by or has any obligation under, any tax sharing agreement other than any such agreement as will be terminated at or prior to Closing.

(h)          No Acquired Company has participated or engaged in any transaction that constitutes a "listed transaction" within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) for open tax years.

4.29          IT; Data Privacy.

(a)          The computer systems, networks, hardware, software, database, operating systems and information technology hardware, software and equipment owned or used by the Acquired Companies have not experienced, since December 31, 2012, any material malfunction that has not been remedied or replaced in all respects.

(b)          The Acquired Companies’ use or handling of Personally Identifiable Information at all times since January 1, 2012 has not and does not violate, in any material respect, any applicable material Legal Requirement, and complies and complied in all material respects with the then applicable version of the privacy policies of the Acquired Companies.  Since January 1, 2012, no Acquired Company has received any written notice that it is or may be in violation of any data privacy or data security related Legal Requirement.  The Acquired Companies have taken reasonable steps to protect the confidentiality, integrity and security of Personally Identifiable Information collected, stored or used by the Acquired Companies and to secure Personally Identifiable Information collected, stored or used by the Acquired Companies from unauthorized access or unauthorized use by any Person.  To the Knowledge of Seller, there has been no alleged, suspected, or confirmed data security breach resulting in any unauthorized access, disclosure, use, modification, corruption, loss, or theft of any Personally Identifiable Information.

4.30          Certain Payments.  None of the Acquired Companies nor, to the Knowledge of Seller, any director, officer, employee or other Person engaged to act on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured by the Acquired Companies, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Acquired Companies or (iv) in violation of any applicable Legal Requirement, or (b) established or maintained any fund or asset with respect to the Acquired Companies that has not been recorded in the books and records of the Acquired Companies

4.31          Intercompany Obligations; Cash Sweep.  Seller has taken all necessary actions to eliminate all intercompany accounts (other than obligations under the NL Note, the Sweden Loan, and the Initiative Funding Balance) between any Acquired Company, on the one hand, and Seller or any of its Affiliates (other than an Acquired Company) as of the date hereof.  The elimination of such intercompany accounts has been effected in such manner as has not had any adverse tax, accounting or legal effect on any Acquired Company.

4.32          Closing DSO and Closing DPO.  The Closing DSO is not less than 46 days and the Closing DPO is not greater than 65 days.

4.33          Brokers.  No investment banker, broker, finder or other intermediary is entitled to any fee or commission from any Acquired Company in connection with the Transaction.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND DEBTCO

Each of Purchaser and Debtco hereby represents and warrants, jointly and severally,  as of the date hereof to the Company and Seller as follows:

5.1          Organization and Good Standing.  Each of Purchaser and Debtco is duly organized, validly existing and in good standing under the laws of England and Wales.

5.2          Authority; Binding Nature of Agreements.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been approved by the governing body of each of Purchaser and Debtco.  This Agreement has been duly and validly executed and delivered by each of  Purchaser and Debtco.  Each of this Agreement and the other Transaction Agreements to which it is a party, constitutes the legal, valid and binding obligation of Purchaser and/or Debtco, as applicable, enforceable against Purchaser and/or Debtco in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Legal Requirements and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

5.3          No Conflicts; Required Consents.  The execution, delivery and performance of this Agreement or any other Transaction Agreement to which it is a party by Purchaser and/or Debtco do not and will not (with or without notice or lapse of time):

(a)          conflict with, violate or result in any breach of (i) any of the provisions of Purchaser’s or Debtco’s respective organizational documents; or (ii) any resolutions adopted by Purchaser’s or Debtco’s respective equity holders or its respective Board of Directors (or equivalent governing body);

(b)          give any Governmental Authority or other Person the right to (i) challenge the Transaction; or (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which either Purchaser or Debtco or any of their respective assets is subject; or

(c)          require Purchaser or Debtco to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.

5.4          Brokers.  No investment banker, broker, finder or other intermediary is entitled to any fee or commission based on any actions of Purchaser, Debtco or any of their respective  Affiliates in connection with the Transaction.

5.5          Transaction Funding. Purchaser and Debtco have delivered to Seller true and complete copies of the Loan Agreement with respect to the Funding referenced in Section 6.7 hereof which will have been signed by the parties thereto concurrently with the execution  hereof. It is acknowledged by Purchaser and Debtco that Seller is an express third party beneficiary of the rights of Purchaser under the Loan Agreement, expressly entitled to enforce such rights as set forth therein. The Loan Agreement is in full force and effect and is the  legal, valid and binding obligation of Purchaser and Debtco and the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity whether considered in a proceeding at equity or at law). All commitment fees and other fees required to be paid under the Loan Agreement on or prior to the Closing Date have been paid in full or will be paid concurrently with the Closing. There are no conditions precedent to the effectiveness of the Loan Agreement other than as set forth therein or contemplated thereby, and all such conditions to the Purchaser being able to draw down funds under the Loan Agreement have been satisfied.

5.6          Loan Matters. The Loan Agreement and the other ancillary loan documents expressly referred to therein are the only agreements entered into by Purchaser, Debtco or any Affiliate of Purchaser or Debtco with respect to the financing contemplated thereby and there are no side letters or other oral or written agreements, arrangements or understandings relating to the funding of the full amount of such financing. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default under the Loan Agreement; provided, however, that neither Purchaser nor Debtco is  making any representation or warranty regarding the effect of (i) any inaccuracy in the representations and warranties set forth in Article  4 or (ii) the failure of the Company to comply with any covenant herein.  Neither Purchaser nor Debtco has any reason to believe that any of the conditions to the financing contemplated by the Loan Agreement will not be satisfied or that such financing will not be available to Purchaser and the Acquired Companies following the Closing.

5.7          Solvency.  Assuming the accuracy, in all material respects, of the representations and warranties of Seller set forth in Article 4, immediately after the Closing, each of the Acquired Companies (other than any Dormant Acquired Companies and Dissolved Companies) will be able to pay its debts as they become due and will have assets with a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature, and none of the Acquired Companies (other than any Dormant Acquired Companies and Dissolved Companies) will  have unreasonably small capital to carry on its business.  Neither Purchaser nor Debtco is  entering into the Transaction with the intent to hinder, delay or defraud either present or future creditors of any Acquired Company.

5.8          Access to Information; Disclaimer.  Purchaser and Debtor each acknowledges and agrees that (i) it has had an opportunity to discuss the business and affairs of the Acquired Companies with the persons named in the definition of “Knowledge of Seller”, (ii) it has had reasonable access to the books and records of the Company and the Acquired Companies and the EDR, (iii) it has conducted its own independent investigation of the Acquired Companies, their respective businesses and the Transaction, and has not relied on the accuracy or completeness of material provided by Seller or on any representation, warranty or other statement by any Person on behalf of Seller other than the representations and warranties expressly contained in Article 4 and (iv) Seller disclaims any representations and warranties other than the representations and warranties expressly contained in Article 4.

5.9          Non-Reliance on Company Estimates, Projections, Forecasts, Forward- Looking Statements and Business Plans. In connection with the due diligence investigation of the Acquired Companies by Purchaser, Purchaser and Debtco  have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Companies and their businesses and operations.  Each of Purchaser and Debtco hereby acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, (ii) each of Purchaser and Debtco is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward- looking information or business plans) , provided, however, that the representation in this clause (ii) will not be deemed breached if such estimates, projections, forecasts and other forward-looking statements were not prepared by management of the Company in good faith based on what they believed to be the best information then reasonably available to management), (iii), each of Purchaser and Debtco is not relying on such estimates, projections, forecasts and other forward-looking statements, or such business plans and (iv) Purchaser and/or Debtco will have no claim against the Company, or any of its stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, with respect thereto, except for actual fraud.  None of the Seller or Company nor any of its stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Nothing in this Section 5.9 will impair (or be construed to impair) the rights of Purchaser in respect of any of the representations and warranties in Article 4 or any covenant or agreement of the Company contained in this Agreement.

5.10          No Controlling EU Interests. Neither the Purchaser nor Debtco have sufficient turnover to trigger a mandatory notification under merger control rules in any jurisdiction in which the Seller has identified that the Acquired Companies, has a business presence (being the Netherlands, Italy, Spain, Sweden and the EU), with reference to relevant triggering thresholds set out in the rules for each of those jurisdictions.  For the purpose of this analysis, the Purchaser has (i) included the turnover of any company in which it owns, directly or indirectly, any controlling interest (meaning for the purposes hereof the right to exercise veto rights over or control the vote in respect of, whether by exercising rights as an equity owner or by controlling the governing body of any such Person, major corporate actions such as budgets, business plans, major investments, significant mergers, sales and acquisitions transactions, the appointment of senior management and similar actions); and (ii) taken due account of information regarding the turnover levels of the Acquired Companies as sent by the Seller on 18 & 19 March 2017.  Also, save as previously disclosed, the Purchaser has no controlling interest (as defined) in a competing business in the UK.

5.11          Incorporation of Certain Representations and Warranties.  The representations and warranties set forth  in the UK Property  Guarantee and Indemnity Agreement, the UK Third Party Mortgage/Legal Charge and the 5% Equity Documentation are hereby incorporated by reference as if set forth in full herein.

5.12          Sole Business.  Purchaser has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time Purchaser has not engaged in any other business activities and has incurred no liabilities or obligations other than as contemplated by or in connection with  this Agreement or the Loan Agreement.

ARTICLE 6.
POST-CLOSING COVENANTS

6.1          Tax Matters.

(a)          Purchaser shall cause the Acquired Companies to prepare and file any Tax Returns of the Acquired Companies for any Pre-Closing Tax Period or any Straddle Period, in both cases, which are required to be filed after the Closing Date.  Such Tax Returns shall be prepared and filed on a basis consistent with applicable Legal Requirements.

(b)          Seller and Purchaser will co-operate fully and assist each other and make available to each other in a timely fashion all data and other information as may reasonably be required for the preparation and filing of all Tax Returns of the Acquired Companies and will preserve that data and other information until the expiration of any applicable limitation period for maintaining books and records under any applicable Tax Law with respect to such Tax Returns.

(c)          Any and all transfer, documentary, sales, use, stamp, registration and other Taxes and fees payable in connection with the consummation of the Transaction shall be paid by Purchaser when due, and Purchaser shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by any Legal Requirement, Seller shall join in the execution of any such Tax Returns and documentation.

(d)          The Seller will consent and cause any Affiliate to consent, where necessary and where reasonably requested by the Purchaser, to making any election to treat an Acquired Company as disregarded for US federal income tax purposes with an effective date prior to the Effective Time but no earlier than upon completion of the steps included in Schedule 3.2(c)(xii) of the Agreement.

6.2          Termination of Parent Guaranties. Purchaser acknowledges and agrees that, on or promptly following the Closing Date, Systemax intends to and will terminate its guaranties and credit support arrangements with Ingram Micro Inc., Fujitsu and Tech Data Corporation as more particularly described on Schedule 7.3(d) (the “Credit Support Guarantees”).

6.3          Employment Matters. The parties acknowledge and agree that it is the intention of the parties that the Contracts of employment of any Employees of the Acquired Companies who are listed in Section 4.22 of the Disclosure Schedule shall be honored by the Acquired Companies following the Closing.  Purchaser hereby covenants and agrees that, until the first anniversary date of the Closing, Purchaser shall cause each Acquired Company (i) to maintain in place compensation plans, agreements and arrangements for the benefit of the Employees of each of the Acquired Companies that are at least as favorable to such Employees as those plans, agreements and arrangements in effect at the Closing Date, provided, however, that the foregoing shall not prohibit Purchaser from improving any commission plans for the benefit of any such Employees, and (ii) not to change the location of any employee’s location of employment as located as of the Closing Date without such employee’s consent or worker’s council consultation, if required.

6.4          Name Changes. Within  ten (10) Business Days after the Closing, Purchaser shall cause each of the Acquired Companies and any subsidiary of an Acquired Company using the "Systemax" name to file the Name Change Certificates, as applicable.

6.5          Misco Solutions Escrow: Purchaser shall or shall cause the remaining funds (approximately €170,000, plus interest) held in escrow pursuant to the Escrow and Settlement Agreement among Global Direct Mail BV, Rigby Group BV and ABN Amro Bank NV dated June 12, 2014 to be delivered to Seller or its designee within two (2) Business Days following receipt thereof by an Acquired Company or any subsidiary thereof, and Purchaser shall not agree or permit any Acquired Company to agree to any amendment or modification of such escrow agreement, or agree to alter such amount, or agree to settle the dispute for which the escrow is held, or agree to or instruct delivery of such funds to any person other than Seller or its designee, in any such case without Seller's prior written consent.

6.6          Personal Information. From and after the Closing, Purchaser shall: (i) use and disclose any personal information possessed or used by the Acquired Companies solely for the purposes for which the personal information was collected, permitted to be used or disclosed before the Closing Date; (ii) protect such personal information by security safeguards appropriate to the sensitivity of the personal information; (iii) give effect to any withdrawal of consent of an individual about whom such personal information relates; and (iv) if required under Legal Requirements, notify, at Purchaser's sole expense, individuals about whom such personal information relates that their personal information has been transferred to Purchaser and information about Purchaser’s practices in relation to the collection, use and disclosure of personal information.

6.7          Funding of the Acquired Companies. From the Closing Date through the first anniversary of the Closing Date, Purchaser shall provide to, or arrange for the provision to, any  of the Acquired Companies (other than the Dormant Acquired Companies and Dissolved Companies) for investment in and implementation by the Acquired Companies in its ongoing operations, such funds (whether in the form of equity or debt capital and including any funding drawn under the Loan Agreement and loaned to and invested in  any Acquired Company for implementation in its ongoing operations) up to an aggregate amount of $15,000,000 (FIFTEEN MILLION DOLLARS), as may be reasonably required to fund ongoing operations of the Acquired Companies as a going concern as their respective activities were carried out prior to Closing and to meet any obligations to Employees terminated by any Acquired Company after the Closing Date (the “Committed Funding”). The Committed Funding shall remain invested in the Acquired Companies for such use by the Acquired Companies for at least 12 months from the Closing Date without repayment to Debtco. In this regard, Purchaser shall from time to time make such drawings and borrowings under the Loan Agreement as are necessary or appropriate to meet the foregoing funding obligation. Following a request from the Seller, the Purchaser shall provide to the Seller in such form and substance and in such detail as is reasonably acceptable to Seller (Seller acting reasonably and in good faith), notice setting forth at the time of such request the status of the satisfaction of Purchaser’s obligations under this Section 6.7, including whether such obligations are partially or completely fulfilled (the “Funding Commitment Satisfaction Notice”). Seller shall have three (3) Business Days to provide its written detailed objection, if any, to any Funding Commitment Satisfaction Notice.  In the event of any such objection, Purchaser and Seller shall cooperate in good faith for 20 Business Days to resolve any such objection, and (i) if the parties so agree to resolve such objection, they shall mutually enter into a letter agreement confirming that Purchaser has fulfilled its obligations under this Section 6.7 or (ii) if the parties have not so agreed in such 20 Business Day period, then Purchaser shall be deemed to have fulfilled its obligations under this Section 6.7 unless Seller has, prior to such time, commenced a legal action in respect of its objection. Debtco shall fulfill, without objection or limitation,  all requests for drawdowns and borrowings under the Loan Agreement in accordance with the terms thereof, Seller shall be an express third party beneficiary of Purchaser’s rights under the Loan Agreement entitled to enforce such rights as and to the extent set forth in the Loan Agreement, and the parties to the Loan Agreement shall not amend, modify, terminate or waive any rights of Purchaser under the Loan Agreement, other than ministerial amendments, modifications or waivers  and provided that such ministerial amendments, modifications or waivers would not affect the obligations of the Purchaser and/or the rights of Seller under this clause 6.7, without the prior written consent of Seller. Purchaser and Debtco hereby agree with and covenant to Seller that until after the first anniversary of the date hereof, none of the Company nor any Acquired Company shall, directly or indirectly, make or pay any dividend, distribution, payment (including without limitation any management fee or any fee of any kind except as provided in the Loan Agreement as in effect on the date of the Closing), nor any repayment of any amount drawn under the Loan Agreement, to Purchaser, Debtco or any Affiliate of either of them, without Seller’s express prior written consent. Until the first anniversary of the date hereof, Seller shall have the right from time to time (but not more often than quarterly) to request Purchaser to confirm that the foregoing covenants have been observed, or to advise Seller of any failure to observe such covenants, and Purchaser shall so advise Seller in writing within 3 Business Days of such request.

6.8          Covenants of Purchaser.  Purchaser shall cause the Acquired Companies to make all payments required to be paid to the beneficiaries of the Credit Support Guarantees when and as such payments become due. For so long as Parent or an Affiliate of the Parent is providing SAP Access pursuant to the Transition Services Agreement, Parent shall have the unencumbered right to monitor credit balances of the Acquired Companies with the beneficiaries of the Credit Support Guaranties at Parent’s discretion.

6.9          Purchaser shall provide Parent, no later than April 11, 2017, with final unaudited financial statements for each of the Acquired Companies as of the Closing Date.

6.10          Letter of Credit Proceeds. Following  receipt of the funds (approximately £850,000)  held by JPMorgan Chase in connection with that certain letter of credit f/b/o Barclay’s PLC listed on Schedule 4.8(c) , Purchaser and/or Misco UK shall or shall cause  to be delivered such funds to Seller or its designee within two (2) Business Days following such receipt thereof,   and Purchaser shall not agree or permit any Acquired Company to agree to any amendment or modification of such letter of credit, or agree to or instruct delivery of such funds to any person other than Seller or its designee, without Seller's prior written consent.

ARTICLE 7.
INDEMNIFICATION

7.1          Survival of Representations and Warranties.  All of the representations and warranties of the Company, Seller and Purchaser in this Agreement shall not survive the Closing and shall terminate and have no further force or effect upon and following the Closing; provided, however, that (i) the representations and warranties contained in Section 4.1 (Organization and Good Standing), Section 4.3 (Subsidiaries), Section 4.4 (Capitalization), Section 4.5 (Authority; Binding Nature of Agreements), Section 4.23 (Benefit Plans), Section 4.28 (Taxes), Section 4.33 (Brokers), Section 5.2 (Authority; Binding Nature of Agreements), and Section 5.4 (Brokers), Section  5.6 (Loan Matters) and Section 5.7 (Solvency) (collectively, the “Fundamental Representations”) shall survive the Closing until 60 days after expiration of all applicable statutes of limitations (after giving effect to any waivers and extensions thereof) (such date, the “Survival Date”), and (ii) the representations and warranties in Section 4.32 shall survive the Closing for one year.  Any claim for indemnification based upon a breach of any Fundamental Representation and asserted prior to the applicable Survival Date by written notice in accordance with this Article 7 shall survive until final resolution of such claim. Purchaser and Seller expressly waive the statute of limitations otherwise applicable to contract claims to the extent such statute of limitations is shorter than the survival periods established hereunder and would otherwise bar such claim (it being expressly acknowledged that Purchaser and Seller are not waiving any statute of limitations with respect to any claims made by any other party). The Fundamental Representations (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any Representative or Affiliate of any such party or by any such party’s knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty

7.2          Indemnification by Seller.

(a)          From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser, each Acquired Company and their respective Representatives and Affiliates (collectively, the “Purchaser Indemnified Persons”) from and against any and all Damages (collectively, “Purchaser Damages”), arising out of, relating to or resulting from:

(i)          any breach or inaccuracy of a Fundamental Representation of Seller;

(ii)          any Taxes required to be paid by any Acquired Company (x) in respect of a Pre-Closing Tax Period or (y) in respect of the portion of a Straddle Period ending on the Closing Date other than VAT payments made in the ordinary course;

(iii)          the liabilities or obligations of, ownership of, business operations of, or the winding down of the operations of, any of the Dormant Acquired Companies and Dissolved Companies;

(iv)          the matters listed on Schedule 7.2(a)(iv) of the Disclosure Schedule (the “Specifically Indemnified Matters”), provided that no indemnity is provided in respect of any court ordered or settled return of the Connect CD funds held in escrow and/or the Skycity funds held by Misco UK as described in Schedule 7.11 of the Disclosure Schedule;

(v)          any Closing Indebtedness or Transaction Expenses that are not fully paid on the Closing Date or otherwise included in the computation of the Final Closing Payment; and

(vi)          any breach of the representation and warranty in Section 4.32.

(b)          In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be:

(i)          In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period up to and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii)          In the case of Taxes not described in (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, or Taxes that are based upon occupancy or imposed in connection with any sale or other transfer or assignment of property), the amount of any such Taxes shall be determined as if such taxable period ended on the Closing Date.

(c)          No claim for indemnification under Section 7.2(a)(v) can be made after the first anniversary of the Closing Date and no claim for indemnification under Section 7.2(a)(iii) can be made after the second anniversary of the Closing Date.

(d)          For the purposes of satisfying Seller’s indemnification obligation under Section 7.2(a)(vi),  the parties shall follow the methodology provided pursuant to the Accounting Principles.  In the event of any disputes with respect to any indemnification claim under Section 7.2(a)(vi) that cannot be resolved by the parties within thirty (30) days, such dispute shall be referred to the Independent Accounting Firm for binding resolution.  No claim for indemnification under Section 7.2(a)(vi) can be made after the date that the determinations of the Final Closing Payment pursuant to Section 2.4.

(e)          For purposes of determining whether any breach or inaccuracy in any Fundamental Representation has occurred for the purposes of calculating Purchaser Damages, such Fundamental Representations shall be deemed to have been made without any qualifications as to materiality and, accordingly, all references therein to “material,” “in all material respects,” “Material Adverse Effect”, “Material Cost” and similar qualifications as to materiality shall be deemed to be deleted therefrom.

(f)          Seller indemnifies Purchaser for reasonable legal counsel fees and disbursements incurred by Misco Solutions B.V. (“Misco”) and/or the Purchaser or any member of the Purchaser’s Group on the one hand and the works council of Misco on the other hand, as well as for any fines imposed by the Dutch Enterprise Chamber (Ondernemingskamer), arising from the works council of Misco seeking to challenge the Transaction or enforce in the Dutch Enterprise Chamber the alleged right of advice or approval of the works council pertaining to the Transaction, up to an aggregate amount of GBP 1 million. This indemnification does not apply to any other claim or request initiated by the works council at the Enterprise Chamber, or any other remedy granted by the Dutch Enterprise Chamber, other than fines, in relation to this Transaction. This indemnification shall terminate 35 Business Days from the date that the works council is informed in writing about the Transaction, which Purchaser shall cause to occur no later than  Tuesday March 28, 2017, but shall not terminate in respect of any claim brought before such 35th day. This matter shall be treated as a Specifically Indemnified Matter pursuant to Section 7.2(a)(iv) of this Agreement.

7.3          Indemnification by Purchaser.  From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Representatives and Affiliates from and against any and all Damages, whether or not involving a third party claim, arising out of, relating to or resulting from:

(a)          any breach or inaccuracy of a Fundamental Representation of Purchaser;

(b)          any breach of a covenant of Purchaser contained in this Agreement, including without limitation under Section 6.3 or 6.7;

(c)          any failure by the Borrower under the NL Note to perform its obligations thereunder;

(d)          any claims against Parent under the Credit Support Guarantees other than claims due to fraud or intentional misconduct by Parent or it Affiliates; and

(e)          any employee or worker’s council claim arising with respect to the Transactions arising from actions taken by Purchaser or any Acquired Company after the Closing.

7.4          No claim for indemnification under Section 7.3(b) can be made after the fifteenth Business Day following the first anniversary of the Closing Date.

7.5          Limitations.

(a)          Seller shall not be liable for Purchaser Damages pursuant to Section 7.2(a)(i) to the extent that such Purchaser Damages exceed $5,000,000; provided further, that the foregoing limitation shall not apply to any claim based on fraud. Seller's indemnification obligations hereunder in respect of the Specifically Indemnified Matters shall not be subject to this Section 7.5(a).

(b)          Purchaser shall not be liable for Seller Damages pursuant to Section 7.3(a) to the extent that such Purchaser Damages exceed $5,000,000; provided further, that the foregoing limitation shall not apply to any claim based on fraud.

7.6          Third Party Claims.

(a)          In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Proceeding by a third party in respect of which indemnity may be sought under the provisions of this Article 7 (a “Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”).  Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay actually and materially prejudices defense to be provided by the Indemnitor with respect to such Third Party Claim.  The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Damages (which estimate shall not be conclusive of the final amount of such Damages) and a description of the basis for such Third Party Claim.

(b)          Subject to the provisions of this Section 7.6, the Indemnitor will have ten days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense of such Third Party Claim and any litigation resulting therefrom at Indemnitor’s sole cost and expense with counsel reasonably acceptable to the Indemnitee (a “Third Party Defense”).  If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Damages resulting therefrom (subject to the terms and conditions of this Agreement).  Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (i) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this Section 7.6(b), to assume the defense of such Third Party Claim, or (ii) the employment of such counsel has been specifically authorized in writing by the Indemnitor.

(c)          The Indemnitor will not be entitled to assume the Third Party Defense if (i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (other than the MTIC/VAT claim and the indemnification provided under Section 7.2(f)); (ii) the Third Party Claim relates to or arises in connection with any criminal Proceeding (other than the MTIC/VAT claim and the indemnification provided under Section 7.2(f)); (iii) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim;)(iii) the Indemnitor failed or is failing to vigorously prosecute or defend such Third Party Claim; or (iv) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement.

(d)          If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Damages caused by or arising out of such Third Party Claim (subject to the last sentence of Section 7.6(b).  The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee; provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the release of the Indemnitees by the third party from all liability in respect of such Third Party Claim; (ii) there is no finding or admission of (A) any violation of a Legal Requirement by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) that may affect any other Proceeding or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof); and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor.  The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim at the Indemnitor’s sole cost and expense (subject to the last sentence of Section 7.6(b)). So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed).  If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Damages incurred in connection with such judgment or settlement.

(e)          In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 7.6 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 7.6, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor.  In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense.  The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that (x) the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor  and (y) the consent of the Indemnitor shall be required unless all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the release of the Indemnitors by the third party from all liability in respect of such Third Party Claim; (ii) there is no finding or admission of (A) any violation of a Legal Requirement by the Indemnitors (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) that may affect any other Proceeding or claims of a similar nature that may be made against the Indemnitors (or any Affiliate thereof); and (iii) the sole form of relief is monetary damages.  The Indemnitee shall conduct the defense of such assumed Third Party Claim actively and diligently, and the Indemnitor will provide reasonable cooperation in the defense of the Third Party Claim at the Indemnitor’s sole cost and expense (subject to the last sentence of Section 7.6(b)).  In connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article 7 with respect to such Proceeding or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world.  If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(f)          Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its Representatives and Affiliates to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense or Specifically Indemnified Matter, as applicable, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its commercially reasonable efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information (subject to any obligations under any Legal Requirements) and the attorney-client and work-product privileges.

(g)          For purposes of computing the amount of Damages incurred by an Indemnitee there shall be deducted an amount equal to the amount of any insurance proceeds actually received by such Indemnitee in connection with such Damages (net of Taxes, deductibles and out-of-pocket costs incurred in connection with such insurance recovery).  Notwithstanding anything to the contrary contained herein, Seller shall retain full and complete control and sole discretion over the defense and/or settlement and/or the entry of a judgment in respect of any Specifically Indemnified Matter.

7.7          Direct Claims.  In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall deliver a Notice of Claim to the Indemnitor.  The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Damages (which estimate shall not be conclusive of the final amount of such Damages) and a description of the basis for such claim.  The Indemnitor will have thirty days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity.  If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within thirty days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed Damages subject to indemnification hereunder.

7.8          Exclusive Remedy. Except as otherwise provided in this Agreement or another Transaction Agreement and except for claims based upon fraud, following the Closing, this ARTICLE 7 sets forth the exclusive remedies of the parties for breach of any representation, warranty, certification, covenant or other agreement in this Agreement or the other Transaction Agreements, it being understood that a party may institute a Proceeding to enforce the provisions of this Agreement in a manner consistent with this ARTICLE 7.  Notwithstanding the foregoing, this Section 7.7 will not affect any specific enforcement remedy available to any party and permitted hereunder.

7.9          Satisfaction of Claims.  Within five (5) days following the final determination of an Indemnitor’s obligation to make an indemnification payment pursuant to this Article 7, such payment shall be effected by wire transfer of immediately available funds to account(s) designated by the Indemnitee.

7.10          Indemnification Payments.  Any payments made pursuant to this Article 7 will be treated as adjustments to the consideration paid for the equity interests.

7.11          MTIC/VAT Payments. In the event that Purchaser, Debtco or any Acquired Company receives “VAT Proceeds” (as defined below), Purchaser, Debtco or such Acquired Company as applicable shall promptly, but in no event more than 3 days after receipt thereof, remit to Seller all such VAT Proceeds, without deduction, set off or offset of any kind (other than costs of collection).  For this purpose, VAT Proceeds shall mean (i) any Input VAT received from HMRC or any other Government Authority responsible for tax matters in respect of the matters described in Section 7.10 of the Disclosure Schedule and/or (ii) any insurance proceeds received by Purchaser, Debtco or any Acquired Company in respect of the matter described in Section 7.10 of the Disclosure Schedule and/or (iii) any damages, monetary relief or any recovery of any kind received in connection with the settlement or other disposition of the lawsuits referred to in, or that arise from the facts and circumstances described in, or relate to counterclaims brought by [M] UK in respect of, the matter described in Section 7.10 of the Disclosure Schedule.

7.12          Security and Guaranty: The obligations of Purchaser under this Agreement, including under Section 7.3, are secured by, and Seller is entitled to the benefits of, the UK Property Guaranty and Indemnity Agreement and the UK Third Party Mortgage/Legal Charge.

ARTICLE 8.
MISCELLANEOUS PROVISIONS

8.1          Press Releases and Announcements.  Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with Purchaser, Parent or Seller, or similar publicity with respect to this Agreement or the Transaction, will be issued at such time and in such manner as Purchaser and Parent mutually determine, except as otherwise required under applicable Legal Requirements.  Purchaser will have the right to be present for any in-person announcement by Seller.  Unless consented to by Purchaser or required by applicable Legal Requirement, Purchaser, Parent, Seller and their respective Affiliates will keep the Transaction and the Transaction Agreements confidential.

8.2          Expenses.  The Company and Seller, on the one hand, and Purchaser, on the other hand, will each pay all expenses incurred by each of them in connection with the Transaction, including legal, accounting, investment banking and consulting fees and expenses, if any, incurred in negotiating, executing and delivering this Agreement and the Transaction Agreements.

8.3          Amendment and Waiver.  This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced.  Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

8.4          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (i) upon delivery if delivered personally (with confirmation), (ii) one Business Day after being sent by an express courier specifying overnight delivery, (iii) three Business Days after being sent by registered or certified mail (return receipt requested) or (iv) one Business Day after being sent by email (with a copy of such email notice to be delivered as well under either subpart (i), (ii) or (iii) of this Section) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)          if to Purchaser, Debtco  or to the Company following the Closing, to:

c/o Hilco Capital
80 New Bond St, Mayfair, London W1S 1SB
Attention: L Inca Ross
Email:  inca.ross@hilcocapital.com

with a copy, which shall not constitute notice, to:

c/o CMS Cameron McKenna LLP Cannon Place, 78 Cannon Street | London EC4N 6AF | United Kingdom Attention; Helen Johnson
Email:  Helen.JOHNSON@cms-cmck.com

if to Seller or to the Company prior to the Closing, to:
c/o Systemax Inc.
11 Harbor Park Drive Port Washington, New York 11050
Attention:  Thomas Clark, Chief Financial Officer; Eric Lerner, General Counsel
Email:  tclark@systemax.com; elerner@systemax.com

8.5          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Purchaser may assign its rights, interests or obligations under this Agreement to i) an Affiliate or successor having a net worth at least equal to or greater than Purchaser’s,  or ii) to a funder or lender to the Purchaser or Debtco,  provided in either case i) or ii) that the Seller’s obligations under this Agreement shall not be increased by such assignment .  Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

8.6          Third-Party Beneficiaries.  Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

8.7          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Legal Requirement, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirement, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.8          Complete Agreement.  This Agreement and the Transaction Agreements contain the complete agreement among the parties and their Affiliates relating to the subject matter hereof and supersede any prior understandings, agreements or representations by or among the parties and their Affiliates, whether written or oral relating to such subject matter. Purchaser acknowledges and agrees that, except for Seller's representations and warranties set forth herein, Seller does not give or make any express or implied representation or warranty of any nature, and all statutory warranty rights or warranty-like rights irrespective of the legal basis for such rights are, to the extent legally possible, herewith expressly excluded.

8.9          Signatures; Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile, .pdf or electronic signature will be considered an original signature.

8.10          Governing Law.  This Agreement is governed by and will be interpreted and construed in accordance with the laws of Delaware.

8.11          Schedules. The parties hereto agree that any reference in a particular Section of the Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The inclusion of any information on the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect or Material Cost or is outside the ordinary course of business.  The parties acknowledge that certain sections of the Disclosure Schedule specifically refer to documents filed in or matters described in the EDR and such references shall constitute the scheduling of such documents and matters for purposes of the Disclosure Schedule as if set forth in full therein.  A CD containing all of the documents in the EDR as of the date hereof has been provided to Purchaser concurrently with the execution of this Agreement and the Closing of the Transaction.

8.12          Jurisdiction.  Except in connection with any Third Party Claim brought against an Indemnitor, each of the parties attorns and submits to the exclusive jurisdiction of a court sitting in Wilmington, Delaware for the purposes of any Proceeding arising out of or relating to this Agreement or any Transaction Agreement and agrees that all claims in respect of the Proceeding may only be heard and determined in any such court.  Each party further agrees that service of any process, summons, notice or document by mail to such party’s respective address set forth above shall be effective service of process for any Proceeding in one of the aforementioned courts with respect to any matters to which it has submitted to jurisdiction in this Section 8.12.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION, THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has duly executed this Securities Purchase Agreement as of the date first written above.

HUK 77 LIMITED:

By: /s/ Christopher Emmott
Name:	Christopher Emmott
Title:	Director

HUK 76 LIMITED

By: /s/ Christopher Emmott
Name:	Christopher Emmott
Title:	Director

SELLER:

Systemax Netherlands B.V.

By: /s/ Remko van Roekel, /s/ Thomas Axmacher
Name:	Remko van Roekel, Thomas Axmacher
Title:	Managing Director B, Managing Director A

THE COMPANY:

Systemax Europe S.à.r.l.

By: /s/ Thomas Axmacher
Name:	Thomas Axmacher
Title:	Class A Manager